As filed with the Securities and Exchange Commission on April 18, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Apartment Investment and Management Company
(Exact Name of Registrant as Specified in Its Charter)

Maryland	84-1259577
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization	Identification No.)
4582 South Ulster Street Parkway, Suite 1100
Denver, Colorado 80237
(303) 757-8101
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrants’ Principal Executive Offices)
Lisa R. Cohn
Executive Vice President, General Counsel and Secretary
4582 South Ulster Street Parkway, Suite 1100
Denver, Colorado 80237
(303) 757-8101
(Name, address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent for Service)

Copies to:

Joseph A. Coco	Jonathan L. Friedman
Skadden, Arps, Slate, Meagher & Flom LLP	Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square	300 South Grand Avenue
New York, New York 10036	Los Angeles, California 90071
(212) 735-3000	(213) 687-5000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum	Amount of
Title of each class of	Amount to be	offering price per	aggregate	registration
securities to be registered	registered	unit (1)	offering price	fee
Class A Common Stock, par value $.01 per share	1,847,112 shares	$ 36.475	$ 67,373,410	$ 2,648

(1)	Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock as reported on the New York Stock Exchange on April 15, 2008.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 18, 2008
PROSPECTUS
Apartment Investment and Management Company
1,847,112 Shares of Class A Common Stock
     Apartment Investment and Management Company is a self-administered and self-managed real estate investment trust engaged in the acquisition, ownership, management and redevelopment of apartment properties.
     This Prospectus relates to the offer and sale from time to time by certain stockholders of shares of Class A Common Stock. The registration of the shares does not necessarily mean that any of the shares will be offered or sold by the selling stockholders. We will receive no proceeds from any sales of the shares, but will incur expenses in connection with the offering. See “Selling Stockholders” and “Plan of Distribution.”
     The selling stockholders may sell the Class A Common Stock offered hereby from time to time on the New York Stock Exchange or such other national securities exchange or automated interdealer quotation system on which shares of Class A Common Stock are then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at negotiated prices.
     The Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol “AIV.” On April 17, 2008, the closing sale price of the Class A Common Stock on the NYSE was $37.42 per share.
     Investing in the Class A Common Stock involves certain risks. See “Risk Factors” beginning on page 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 18, 2008

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
          Apartment Investment and Management Company, or Aimco, is a Maryland corporation incorporated on January 10, 1994. We are a self-administered and self-managed real estate investment trust, or REIT, engaged in the acquisition, ownership, management and redevelopment of apartment properties. As of December 31, 2007, we owned or managed a real estate portfolio of 1,169 apartment properties containing 203,040 apartment units located in 46 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled by the National Multi Housing Council, as of January 1, 2008, we were the largest owner and operator of apartment properties in the United States. Our portfolio includes garden style, mid-rise and high-rise properties.
          We own an equity interest in, and consolidate the majority of, the properties in our owned real estate portfolio. These properties represent the consolidated real estate holdings in our financial statements, which we refer to as consolidated properties. In addition, we have an equity interest in, but do not consolidate for financial statement purposes, certain properties that are accounted for under the equity or cost methods. These properties represent our investment in unconsolidated real estate partnerships in our financial statements, which we refer to as unconsolidated properties. Additionally, we provide property management and asset management services to certain properties, and in certain cases we may indirectly own generally less than one percent of the operations of such properties through a partnership syndication or other fund. Our equity holdings and managed properties are as follows as of December 31, 2007:

	Total Portfolio
	Properties	Units
Consolidated properties	657	153,758
Unconsolidated properties	94	10,878
Property management	36	3,228
Asset management	382	35,176

Total	1,169	203,040

          Through our wholly-owned subsidiaries, AIMCO-GP, Inc. and AIMCO-LP, Inc., we own a majority of the ownership interests in AIMCO Properties, L.P., which we refer to as the Aimco Operating Partnership. As of December 31, 2007, we held an interest of approximately 91% in the common partnership units and equivalents of the Aimco Operating Partnership. We conduct substantially all of our business and own substantially all of our assets through the Aimco Operating Partnership. Interests in the Aimco Operating Partnership that are held by limited partners other than Aimco are referred to as “OP Units.” OP Units include common OP Units, partnership preferred units, or preferred OP Units, and high performance partnership units, or High Performance Units. Generally after a holding period of twelve months, holders of common OP Units may redeem such units for cash or, at the Aimco Operating Partnership’s option, Aimco Class A Common Stock, which we refer to as Common Stock. At December 31, 2007, we had 92,795,891 shares of our Class A Common Stock outstanding and the Aimco Operating Partnership had 9,682,619 common OP Units and equivalents outstanding for a combined total of 102,478,510 shares of Class A Common Stock and OP Units outstanding (excluding preferred OP Units).
          Since our initial public offering in July 1994, we have completed numerous transactions, including purchases of properties and interests in entities that own or manage properties, expanding our portfolio of owned or managed properties from 132 properties with 29,343 apartment units to a peak of over 2,100 properties with 379,000 apartment units. As of December 31, 2007, our portfolio of owned and/or managed properties consists of 1,169 properties with 203,040 apartment units.
          Except as the context otherwise requires, “we”, “our”, “us” and the “Company” refer to Aimco, the Aimco Operating Partnership and their consolidated entities, collectively. Our principal executive offices are located at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237 and our telephone number is (303) 757-8101.

RISK FACTORS
          Investing in our securities involves various risks. You should carefully consider the risks, uncertainties and assumptions discussed under “Risk Factors” in Item 1A of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 29, 2008, which is incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
USE OF PROCEEDS
          We will not receive any proceeds upon any sale of Class A Common Stock by the selling stockholders.
SELLING STOCKHOLDERS
          This prospectus relates to periodic offers and sales of up to 1,847,112 shares of Class A Common Stock by the selling stockholders listed and described below and their pledgees, donees and other successors in interest (collectively, the “Selling Stockholders”). The following table sets forth certain information with respect to the Selling Stockholders and their beneficial ownership of shares of Class A Common Stock as of the date hereof. Except as indicated below, none of the Selling Stockholders holds any position, office or has had any other material relationship with us, or any of our predecessors or affiliates, during the past three years. Except as otherwise indicated, the shares owned by each Selling Stockholder (or group of Selling Stockholders) listed in the table below represent less than 1% of the shares of Class A Common Stock outstanding as of February 25, 2008. Because the Selling Stockholders may sell some or all of the shares offered hereby, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of such shares, no estimate can be given as to the number of shares that will be held by the Selling Stockholders upon termination of any offering made hereby. In addition, the Selling Stockholders may have previously sold some or all of the shares set forth opposite their name in the table below.

	Shares Owned		Shares Offered
Selling Stockholder	Prior to Offering		Hereby
Terry Considine (1)	3,442,979	(2)	1,621,134	(3)
Elizabeth C. Considine (4)(1)	237,287	(5)	4,846
Considine Investment Co. (6)(1)	301,852	(7)	7,436
Considine Family Foundation (8)(1)	158,620		9,657
Titaho Limited Partnership RLLLP (9)(1)	3,414,759	(10)	62,247
Titahotwo Limited Partnership RLLLP (11)(1)	1,275,317	(12)	77,517
Donald M. Boardman	277	(13)	277	(13)
HFIC Inc.	8,586	(13)	8,586	(13)
Certain persons and entities who acquired common OP Units in 2007	55,412	(13)	55,412	(13)

(1)	Terry Considine is the Chairman of the Board, Chief Executive Officer and President of Aimco.

(2)	Includes 510,452 shares issuable in exchange for common OP Units; and 2,733,770 shares issuable upon exercise of stock options (1,297,384 of which are exercisable within 60 days). Does not include 318 shares held by trusts as to which Mr. Considine acts as trustee but as to which Mr. Considine disclaims beneficial ownership. The shares indicated represent approximately 3.8% of the shares outstanding at February 25, 2008.

(3)	Includes 1,609,033 shares issuable upon exercise of stock options (379,881 of which are exercisable within 60 days).

(4)	Elizabeth C. Considine is the wife of Terry Considine.

(5)	Includes 157,698 shares issuable in exchange for common OP Units.

(6)	Terry Considine is the President and sole stockholder of Considine Investment Co.

(7)	Includes 179,735 shares issuable in exchange for common OP Units.

(8)	Terry Considine is a director and secretary of the Considine Family Foundation.

(9)	Terry Considine’s brother is the trustee for the sole general partner of Titaho Limited Partnership RLLLP.

(10)	Includes 2,392,512 shares issuable upon exercise of options that are exercisable within 60 days. The shares indicated represent approximately 3.7% of the shares outstanding at February 25, 2008.

(11)	Terry Considine is the general partner of, and holds a 0.5% ownership interest in, Titahotwo Limited Partnership RLLLP.

(12)	Includes 2,300 shares issuable in exchange for common OP Units. The shares indicated represent approximately 1.4% of the shares outstanding at February 25, 2008.

(13)	Represent shares issuable in exchange for common OP Units.

PLAN OF DISTRIBUTION
     This prospectus relates to the offer and sale from time to time by the selling stockholders of up to 1,847,112 shares of Class A Common Stock. The selling stockholders may sell shares from time to time in one or more transactions, which may include underwritten offerings, sales in open market or block transactions on the New York Stock Exchange, or such other national securities exchange or automated interdealer quotation system on which shares of Class A Common Stock are then listed or quoted, sales in the over-the-counter market, privately negotiated transactions, put or call options transactions relating to the shares, short sales of shares, hedging transactions, or in transactions in which shares may be delivered in connection with issuance of securities by issuers other than Aimco that are exchangeable for or payable in such shares, distributions to beneficiaries, partners, members, or stockholders of the selling stockholders or a combination of such methods of sale or by any other legally available means, at market prices prevailing at the time of sale, at prices related to prevailing market prices at the time of the sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. None of the selling stockholders have advised us that they have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the securities offered hereby, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders. In addition, any of the shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), may be sold under Rule 144 rather than pursuant to this prospectus.
     The selling stockholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In effecting sales, such broker-dealers may arrange for other broker-dealers to participate.
     The selling stockholders may enter into options or other transactions with broker-dealers or other financial institutions who may resell the securities offered hereby pursuant to this prospectus (as supplemented or amended to reflect the transaction).
     If shares are sold in an underwritten offering, the shares will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or prices at the time of the sale or at negotiated prices. Any initial public offering price and any discounts or commissions allowed or reallowed or paid to dealers may be changed from time to time. Underwriters may sell shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).
     Depending upon the circumstances of any sale hereunder, the selling stockholders and any underwriter or broker-dealer who acts in connection with the sale of shares hereunder may be deemed to be “underwriters,” within the meaning of Section 2(11) of the Securities Act, and any compensation received by them and any profit on any resale of shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act.
     The anti-manipulation provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to sales by the selling stockholders in the market.
     In order to comply with the securities laws of certain jurisdictions, the securities offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption or federal preemption from registration or qualification is available and is complied with.

     We have agreed to pay all expenses in connection with the registration of the shares being offered hereby. Selling stockholders are responsible for paying broker’s commissions, underwriting discounts and any other selling expenses, as well as fees and expenses of selling stockholders’ counsel. We have agreed to indemnify certain of the selling stockholders, and their respective officers and directors and any person who controls such selling stockholders, against certain liabilities and expenses arising out of or based upon the information set forth or incorporated by reference in this prospectus, and the registration statement of which this prospectus is a part, including liabilities under the Securities Act. We or the selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.
     Upon our being notified by a selling stockholder that any material arrangement has been entered into with an underwriter or a broker-dealer for the sale of shares through a special offering, block trade, exchange distribution or a secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon our being notified by a named selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.
CERTAIN FEDERAL INCOME TAXATION CONSIDERATIONS
          The following is a summary of certain Federal income tax consequences of an investment in the stock of Aimco. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated by the U.S. Treasury Department (the “Regulations”), rulings and other administrative pronouncements issued by the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect as of the date of this prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus. This summary is also based on the assumptions that the operation of Aimco, the Aimco Operating Partnership, the limited liability companies and limited partnerships in which they own controlling interests (collectively, the “Subsidiary Partnerships”) and any affiliated entities will be in accordance with their applicable organizational documents or partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:
•	financial institutions;

•	insurance companies;

•	regulated investment companies;

•	broker-dealers;

•	holders that receive Aimco stock through the exercise of stock options or otherwise as compensation;

•	persons holding Aimco stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;
and, except to the extent discussed below:
•	tax-exempt organization; and

•	foreign investors.
This summary assumes that investors will hold Aimco’s stock as a capital asset, which generally means property held for investment.

          THE UNITED STATES FEDERAL INCOME TAX TREATMENT OF HOLDERS OF AIMCO STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING AIMCO STOCK OR SECURITIES TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF AIMCO’S STOCK AND OF AIMCO’s ELECTION TO BE SUBJECT TO TAX, FOR FEDERAL INCOME TAX PURPOSES, AS A REAL ESTATE INVESTMENT TRUST.
Taxation of Aimco
          The REIT provisions of the Code are highly technical and complex. The following summary sets forth certain aspects of the provisions of the Code that govern the United States Federal income tax treatment of a REIT and its stockholders.
          Aimco has elected to be taxed as a REIT under the Code commencing with its taxable year ended December 31, 1994, and Aimco intends to continue such election. Although Aimco believes that, commencing with the Aimco’s initial taxable year ended December 31, 1994, Aimco was organized in conformity with the requirements for qualification as a REIT, and its actual method of operation has enabled, and its proposed method of operation will enable, it to meet the requirements for qualification and taxation as a REIT under the Code, no assurance can be given that Aimco has been or will remain so qualified. Such qualification and taxation as a REIT depends upon Aimco’s ability to meet, on a continuing basis, through actual annual operating results, asset ownership distribution levels, requirements regard diversity of stock ownership, and the various qualification tests imposed under the Code as discussed below. No assurance can be given that the actual results of Aimco’s operation for any one taxable year will satisfy such requirements. See “— United States Federal Income Taxation of Aimco and Aimco Stockholders— Taxation of REITs in General — Failure to Qualify.” No assurance can be given that the IRS will not challenge Aimco’s eligibility for taxation as a REIT.
Taxation of REITs in General
          Provided Aimco qualifies as a REIT, it will generally be entitled to a deduction for dividends that it pays and therefore will not be subject to United States Federal corporate income tax on its net income that is currently distributed to its stockholders. This deduction for dividends paid substantially eliminates the “double taxation” of corporate income (i.e., taxation at both the corporate and stockholder levels) that generally results from investment in a corporation. Rather, income generated by a REIT is generally taxed only at the stockholder level upon a distribution of dividends by the REIT.
          For tax years through 2010, most domestic stockholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains). With limited exceptions, however, dividends received by stockholders from Aimco or from other entities that are taxed as REITs are generally not eligible for the reduced rates, and will continue to be taxed at rates applicable to ordinary income, which, will be as high as 35% through 2010. See “— United States Federal Income Taxation of Aimco and Aimco Stockholders — Taxation of Stockholders — Taxation of Taxable Domestic Stockholders — Distributions.”
          Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “United States Federal Income Taxation of Aimco and Aimco Stockholder’s—Taxation of Stockholders.”
          If Aimco qualifies as a REIT, it will nonetheless be subject to Federal income tax in the following circumstances:
•	Aimco will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between Aimco and its taxable REIT subsidiaries (as described below) if and to the extent that the IRS successfully asserts that the economic arrangements between Aimco and its taxable REIT subsidiaries are not comparable to similar arrangements between unrelated parties.

•	If Aimco has net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% prohibited transactions tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%). We do not anticipate receiving any income from foreclosure property.

•	A 100% tax may be imposed on some items of income and expense that are directly or constructively earned or paid in a transaction between a REIT and a taxable REIT subsidiary (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If Aimco should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount based on the magnitude of the failure adjusted to reflect the profit margin associated with Aimco’s gross income.

•	Similarly, if Aimco should fail to satisfy the asset or other requirements applicable to REITs, as described below, yet nonetheless maintain its qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, it may be subject to an excise tax. In that case, the amount of the tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•	If Aimco should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, Aimco would be required to pay a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed, plus (b) retained amounts on which income tax is paid at the corporate level.

•	Aimco may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet the record keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	If Aimco acquires appreciated assets from a corporation that is not a REIT (i.e., a “subchapter C corporation”) in a transaction in which the adjusted tax basis of the assets in the hands of Aimco is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, Aimco may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if Aimco subsequently recognizes gain on the disposition of any such asset during the ten-year period following its acquisition from the subchapter C corporation.

•	Certain earnings of Aimco’s subsidiaries are subchapter C corporations, the earnings of which could be subject to Federal corporate income tax.

•	Aimco may be subject to the “alternative minimum tax” on its items of tax preference, including any deductions of net operating losses.

•	Aimco and its subsidiaries may be subject to a variety of taxes, including state, local and foreign income taxes, property taxes and other taxes on their assets and operations. Aimco could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification
          The Code defines a REIT as a corporation, trust or association:
(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for the special Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and

(7)	that meets other tests described below (including with respect to the nature of its income and assets).
          The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that the condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year.
          Aimco believes that it has been organized, has operated and has issued sufficient shares of stock to satisfy conditions (1) through (7) inclusive. Aimco’s articles of incorporation provide certain restrictions regarding transfers of its shares, which are intended to assist Aimco in satisfying the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that Aimco will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above.
          To monitor Aimco’s compliance with the share ownership requirements, Aimco is generally required to maintain records regarding the actual ownership of its shares. To do so, Aimco must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by Aimco). A list of those persons failing or refusing to comply with this demand must be maintained as part of Aimco’s records. Failure by Aimco to comply with these record keeping requirements could subject it to monetary penalties. A stockholder who fails or refuses to comply with the demand is required by the Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and certain other information.
          In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. Aimco satisfies this requirement.
          The Code provides relief from violations of the REIT gross income requirements, as described below under “— Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, the Code extends similar relief in the case of certain violations of the REIT asset requirements (see “— Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If Aimco fails to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable it to maintain its qualification as a REIT, and, if available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities
          Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, the Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s income for purposes of the asset and gross income tests applicable to REITs as described below. Aimco’s proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, Aimco’s proportionate share of the assets, liabilities and items of income of the Subsidiary Partnerships will be treated as assets, liabilities and items of income of Aimco for purposes of applying the REIT requirements described below. A summary of certain rules governing the Federal income taxation of partnerships and their partners is provided below in “United States Federal Income Taxation of Aimco and Aimco Stockholders— Tax Aspects of Investments in Affiliated Entities—Partnerships.”
          Disregarded Subsidiaries. Aimco’s indirect interests in the Aimco Operating Partnership and other Subsidiary Partnerships are held through wholly owned corporate subsidiaries of Aimco organized and operated as “qualified REIT subsidiaries” within the meaning of the Code. A qualified REIT subsidiary is any corporation, other than a “taxable REIT subsidiary” as described below, that is wholly-owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. If a REIT owns a qualified REIT subsidiary, that subsidiary is disregarded for Federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. Each qualified REIT subsidiary, therefore, is not subject to Federal corporate income taxation, although it may be subject to state or local taxation. Other entities that are wholly-owned by a REIT, including single member limited liability companies, are also generally disregarded as separate entities for Federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with partnerships in which Aimco holds an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”
          In the event that a disregarded subsidiary of Aimco ceases to be wholly-owned — for example, if any equity interest in the subsidiary is acquired by a person other than Aimco or another disregarded subsidiary of Aimco — the subsidiary’s separate existence would no longer be disregarded for Federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect Aimco’s ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “— Asset Tests” and “— Income Tests.”
          Taxable Subsidiaries. A REIT, in general, may jointly elect with subsidiary corporations, whether or not wholly-owned, to treat the subsidiary corporation as a taxable REIT subsidiary (“TRS”). A TRS also includes any corporation, other than a REIT, with respect to which a TRS in which a REIT owns an interest, owns securities possessing 35% of the total voting power or total value of the outstanding securities of such corporation. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for Federal income tax purposes. As a result, a parent REIT is not treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by the TRS is an asset in the hands of the parent REIT, and the REIT recognizes as income, the dividends, if any, that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to indirectly undertake activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees or foreign currency gains). As a taxable corporation, a TRS will generally be subject to corporate income tax on its earnings, which may reduce the cash flow that Aimco and its subsidiaries generate in the aggregate.
          Certain of Aimco’s operations (property management, asset management, risk, etc.) are conducted through its taxable REIT subsidiaries. Because Aimco is not required to include the assets and income of such taxable REIT subsidiaries in determining Aimco’s compliance with the REIT requirements, Aimco uses its taxable REIT subsidiaries to facilitate its ability to offer services and activities to its residents that are not generally considered as qualifying REIT services and activities. If Aimco fails to properly structure and provide such nonqualifying services and activities through its taxable REIT subsidiaries, its ability to satisfy the REIT gross income requirement, and also its REIT status, may be jeopardized.

          A TRS may generally engage in any business except the operation or management of a lodging or health care facility. The operation or management of a health care or lodging facility precludes a corporation from qualifying as a taxable REIT subsidiary. If any of Aimco’s taxable REIT subsidiaries were deemed to operate or manage a health care or lodging facility, such taxable REIT subsidiaries would fail to qualify as taxable REIT subsidiaries, and Aimco would fail to qualify as a REIT. Aimco believes that none of its taxable REIT subsidiaries operate or manage any health care or lodging facilities. However, the statute provides little guidance as to the definition of a health care or lodging facility. Accordingly, there can be no assurance that the IRS will not contend that any of Aimco’s taxable REIT subsidiaries operate or manage a health care or lodging facility, disqualifying it from treatment as a taxable REIT subsidiary, thereby resulting in the disqualification of Aimco as a REIT.
          Several provisions of the Code regarding arrangements between a REIT and a TRS ensure that a TRS will be subject to an appropriate level of Federal income taxation. For example, a TRS is limited in its ability to deduct interest payments made to its REIT owner. In addition, Aimco would be obligated to pay a 100% penalty tax on some payments that it receives from, or on certain expenses deducted by, its taxable REIT subsidiaries, if the IRS were to successfully assert that the economic arrangements between Aimco and its taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties. See “— United States Federal Income Taxation of Aimco and Aimco Stockholders — Taxation of REITs in General —Penalty Tax.”
Income Tests
          In order to maintain qualification as a REIT, Aimco must annually satisfy two gross income requirements:
•	First, at least 75% of Aimco’s gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property, and gains from the sale of real estate assets, as well as certain types of temporary investments.

•	Second, at least 95% of Aimco’s gross income for each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other dividends, interest and gains from the sale or disposition of stock or securities, which need not have any relation to real property.
          Rents received by Aimco directly or through the Subsidiary Partnerships will qualify as “rents from real property” in satisfying the gross income requirements described above, only if several conditions are met, including the following. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as “rents from real property,” the REIT must generally not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which the REIT derives no revenue. Aimco and its affiliates are permitted, however, to directly perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, Aimco and its affiliates may directly or indirectly provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, Aimco is generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the REIT income requirements.
          Aimco manages apartment properties for third parties and affiliates through its taxable REIT subsidiaries. These taxable REIT subsidiaries receive management fees and other income. A portion of such fees and other income accrue to Aimco through distributions from the taxable REIT subsidiaries that are classified as dividend income to the extent of the earnings and profits of the taxable REIT subsidiaries. Such distributions will generally qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Any dividends received by us from a REIT will be qualifying income in our hands for purposes of both the 95% and 75% income tests.
          Any income or gain derived by Aimco directly or through its Subsidiary Partnerships from instruments that hedge certain risks, such as the risk of changes in interest rates, will not be treated as non-qualifying income for purposes of the 95% gross income test, provided that specified requirements are met, but generally will constitute non-qualifying income for purposes of the 75% gross income test. Such requirements include that the instrument hedges risks associated with indebtedness issued by Aimco or its Subsidiary Partnerships that is incurred to acquire or carry “real estate assets” (as described below under “— Asset Tests”), and, effective beginning in 2005, the instrument is properly identified as a hedge, along with the risk that it hedges, within prescribed time periods.
          If Aimco fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for the year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if Aimco’s failure to meet these tests was due to reasonable cause and not due to willful neglect, Aimco attaches a schedule of the sources of its income to its tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible to state whether Aimco would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving Aimco, Aimco will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, a tax is imposed based upon the amount by which Aimco fails to satisfy the particular gross income test.
Asset Tests
          Aimco, at the close of each calendar quarter of its taxable year, must also satisfy four tests relating to the nature of its assets:
•	First, at least 75% of the value of the total assets of Aimco total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and under some circumstances, stock or debt instruments purchased with new capital. For this purpose, “real estate assets” include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

•	Second, not more than 25% of Aimco’s total assets may be represented by securities other than those in the 75% asset class.

•	Third, of the investments included in the 25% asset class, the value of any one issuer’s securities owned by Aimco may not exceed 5% of the value of Aimco’s total assets, Aimco may not own more than 10% of any one issuer’s outstanding voting securities, and Aimco may not own more than 10% of the total value of the outstanding securities of any one issuer. The 5% and 10% asset tests do not apply to securities of taxable REIT subsidiaries.

•	Fourth, the aggregate value of all securities of taxable REIT subsidiaries held by Aimco may not exceed 20% of the value of Aimco’s total assets.
          Aimco believes that the value of the securities held by Aimco in its taxable REIT subsidiaries will not exceed, in the aggregate, 20% of the value of Aimco’s total assets and that Aimco’s ownership interests in its taxable REIT subsidiaries qualify under the asset tests set forth above.
          Notwithstanding the general rule that a REIT is treated as owning its share of the underlying assets of a subsidiary partnership for purposes of the REIT income and asset tests, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests, resulting in loss of REIT status, unless it is a qualifying mortgage asset that satisfies the rules for “straight debt,” or is sufficiently small so as not to otherwise cause an asset test violation. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, non-mortgage debt held by Aimco that is issued by another REIT may not so qualify.

          The Code contains a number of provisions applicable to REITs, including relief provisions that make it easier for REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. These provisions are generally effective beginning with the 2005 tax year, except as otherwise noted below.
          One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (d) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.
          A second relief provision contained in the Code applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation do not exceed the lesser of 1% of the REIT’s total assets, and $10,000,000, and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.
          The Code also provides that certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which now has an expanded definition and includes securities having certain contingency features. A restriction, however, precludes a security from qualifying as “straight debt” where a REIT (or a controlled taxable REIT subsidiary of the REIT) owns other securities of the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “ — Income Tests.” The Code also provides that in applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate equity interest in that partnership.
          Aimco believes that its holding of securities and other assets comply, and will continue to comply, with the foregoing REIT asset requirements, and it intends to monitor compliance on an ongoing basis. No independent appraisals have been obtained, however, to support Aimco’s conclusions as to the value of its assets, including the Aimco Operating Partnership’s total assets and the value of the Aimco Operating Partnership’s interest in the taxable REIT subsidiaries. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for Federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that Aimco’s interests in its subsidiaries or in the securities of other issuers will cause a violation of the REIT asset requirements and loss of REIT status.
          If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT status if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset test requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.
Annual Distribution Requirements
          In order for Aimco to qualify as a REIT, Aimco is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to:

•	the sum of
(i)	90% of Aimco’s “REIT taxable income” (computed without regard to the deduction for dividends paid and net capital gain of Aimco), and

(ii)	90% of the net income, if any (after tax) from foreclosure property (as described below), minus
•	the sum of certain items of noncash income.
          These distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared in October, November, or December of the taxable year, are payable to stockholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. In order for distributions to be counted for this purpose, and to give rise to a tax deduction by Aimco, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in Aimco’s organizational documents.
          To the extent that Aimco distributes at least 90%, but less than 100%, of its “REIT taxable income,” as adjusted, it will be subject to tax thereon at ordinary corporate tax rates. In any year, Aimco may elect to retain, rather than distribute, its net capital gain and pay tax on such gain. In such a case, Aimco’s stockholders would include their proportionate share of such undistributed long-term capital gain in income and receive a corresponding credit for their share of the tax paid by Aimco. Aimco’s stockholders would then increase the adjusted basis of their Aimco shares by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares.
          To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits. See “United States Federal Income Taxation of Aimco and Aimco Stockholders— Taxation of Stockholders — Taxation of Taxable Domestic Stockholders — Distributions.”
          If Aimco should fail to distribute during each calendar year at least the sum of:
          (i) 85% of its REIT ordinary income for such year,
          (ii) 95% of its REIT capital gain net income for such year (excluding retained net capital gain), and
          (iii) any undistributed taxable income from prior periods,
Aimco would be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, and (y) the amounts of income retained on which it has paid corporate income tax. Aimco believes that it has made, and intends to make, timely distributions so that it is not subject to the 4% excise tax.
          It is possible that Aimco, from time to time, may not have sufficient cash to meet the 90% distribution requirement due to timing differences between (i) the actual receipt of cash (including receipt of distributions from the Aimco Operating Partnership) and (ii) the inclusion of certain items in income by Aimco for Federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, Aimco may find it necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.
          Under certain circumstances, Aimco may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in Aimco’s deduction for dividends paid for the earlier year. In this case, Aimco may be able to avoid losing its REIT status or being taxed on amounts distributed as deficiency dividends; however, Aimco will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify
          If Aimco fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Aimco will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Aimco fails to qualify will not be deductible by Aimco nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders that are individuals will generally be taxable at a rate of 15% (through 2010) and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless Aimco is entitled to relief under specific statutory provisions, Aimco would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, Aimco would be entitled to this statutory relief.
Prohibited Transactions
          Net income derived by a REIT from a prohibited transaction is subject to a 100% excise tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. Aimco intends to conduct its operations so that no asset owned by Aimco or its pass-through subsidiaries will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of Aimco’s business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the particular facts and circumstances. No assurance can be given that any property sold by Aimco will not be treated as property held for sale to customers, or that Aimco can comply with certain safe-harbor provisions of the Code that would prevent the imposition of the 100% excise tax. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.
Penalty Tax
          Aimco will be subject to a 100% penalty tax on the amount of certain non-arm’s length payments received from, or certain expenses deducted by, its taxable REIT subsidiaries if the IRS were to successfully assert that the economic arrangements between Aimco and its taxable REIT subsidiaries are not comparable to similar transaction between unrelated parties. Such amounts may include rents from real property that are overstated as a result of services furnished by a TRS to tenants of Aimco and amounts that are deducted by a TRS for payments made to Aimco that are in excess of the amounts that would have been charged by an unrelated party.
          Aimco believes that the fees paid to its taxable REIT subsidiaries for tenant services are comparable to the fees that would be paid to an unrelated third party negotiating at arm’s-length. This determination, however, is inherently factual, and the IRS may assert that the fees paid by Aimco do not represent arm’s-length amounts. If the IRS successfully made such an assertion, Aimco would be required to pay a 100% penalty tax on the excess of an arm’s-length fee for tenant services over the amount actually paid.
Tax Aspects of Aimco’s Investments In Partnerships
General
          Substantially all of Aimco’s investments are held indirectly through the Aimco Operating Partnership. In general, partnerships are “pass-through” entities that are not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. Aimco will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Aimco will include its proportionate share of assets held by the Subsidiary Partnerships. See “United States Federal Income Taxation of Aimco and Aimco Stockholders — Taxation of Aimco — Effect of Subsidiary Entities — Ownership of Partnership Interests.”

Entity Classification
          Aimco’s direct and indirect investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the tax status of any of the Subsidiary Partnerships as a partnership, as opposed to as an association taxable as a corporation, for Federal income tax purposes. If any of these entities were treated as an association for Federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of Aimco’s assets and items of gross income would change and could preclude Aimco from satisfying the REIT asset tests and gross income tests (see “United States Federal Income Taxation of Aimco and Aimco Stockholders — Taxation of REITs in General —Asset Tests” and “United States Federal Income Taxation of Aimco and Aimco Stockholders — Taxation of Aimco — Income Tests”), and in turn could prevent Aimco from qualifying as a REIT unless Aimco is eligible for relief from the violation pursuant to relief provisions described above. See “United States Federal Income Taxation of Aimco and Aimco Stockholders — Taxation of Aimco — Failure to Qualify” above for a summary of the effect of Aimco’s failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the status of any of the Subsidiary Partnerships for tax purposes might be treated as a taxable event, in which case Aimco might incur a tax liability without any related cash distributions.
Tax Allocations with Respect to The Properties
          Under the Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “Book — Tax Difference”). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Aimco Operating Partnership was formed by way of contributions of appreciated property. Consequently, allocations must be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules apply to the contribution by Aimco to the Aimco Operating Partnership of the cash proceeds received in any offerings of its stock.
          In general, certain unitholders will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on the sale by the Aimco Operating Partnership or other Subsidiary Partnerships of the contributed properties. This will tend to eliminate the Book-Tax Difference over the life of these partnerships. However, the special allocations do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of the Aimco Operating Partnership or other Subsidiary Partnerships may cause Aimco to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause Aimco to recognize, over time, taxable income in excess of cash proceeds, which might adversely affect Armco’s ability to comply with the REIT distribution requirements. See “United States Federal Income Taxation of Aimco and Aimco Stockholders — Taxation of REITs in General — Annual Distribution Requirements.”
          With respect to any property purchased or to be purchased by any of the Subsidiary Partnerships (other than through the issuance of units) subsequent to the formation of Aimco, such property will initially have a tax basis equal to its fair market value and the special allocation provisions described above will not apply.
Sale of the Properties
          Aimco’s share of any gain realized by the Aimco Operating Partnership or any other Subsidiary Partnership on the sale of any property held as inventory or primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See “United States Federal Income Taxation of Aimco and Aimco Stockholder — Taxation of REITs in General — Prohibited Transactions.” Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a partnership’s trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Aimco Operating Partnership and the other Subsidiary Partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties and to make such occasional sales of the properties, including peripheral land, as are consistent with Aimco’s investment objectives.

Taxation of Taxable REIT Subsidiaries
          A portion of the amounts to be used to fund distributions to stockholders is expected to come from distributions made by Aimco’s taxable REIT subsidiaries to the Aimco Operating Partnership, and interest paid by the taxable REIT subsidiaries on certain notes held by the Aimco Operating Partnership. In general, taxable REIT subsidiaries pay Federal, state and local income taxes on their taxable income at normal corporate rates. Any Federal, state or local income taxes that Aimco’s taxable REIT subsidiaries are required to pay will reduce Aimco’s cash flow from operating activities and its ability to make payments to holders of its securities.
Taxation of Stockholders
Taxation of Taxable Domestic Stockholders
          Distributions. Provided that Aimco qualifies as a REIT, distributions made to Aimco’s taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will generally be taken into account by them as ordinary income (35% maximum Federal rate through 2010) and will not be eligible for the dividends received deduction for corporations. With limited exceptions, dividends received from REITs are not eligible for taxation at the preferential income tax rates (15% maximum Federal rate through 2010) for qualified dividends received by individuals from taxable C corporations. Stockholders that are individuals, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to (i) income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax), (ii) dividends received by the REIT from taxable REIT subsidiaries or other taxable C corporations, or (iii) income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).
          Distributions (and retained net capital gains) that are designated as capital gain dividends will generally be taxed to stockholders as long-term capital gains, to the extent that they do not exceed Aimco’s actual net capital gain for the taxable year, without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum Federal rates of 15% (through 2010) in the case of stockholders who are individuals, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum Federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions.
          In determining the extent to which a distribution constitutes a dividend for tax purposes, Aimco’s earnings and profits generally will be allocated first to distributions with respect to preferred stock prior to allocating any remaining earnings and profits to distributions on Aimco’s common stock. If Aimco has net capital gains and designates some or all of its distributions as capital gain dividends to that extent, the capital gain dividends will be allocated among different classes of stock in proportion to the allocation of earnings and profits as described above.
          Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by Aimco in October, November or December of any year and payable to a stockholder of record on a specified date in any such month will be treated as both paid by Aimco and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by Aimco before the end of January of the following calendar year.
          To the extent that a REIT has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “United States Federal Income Taxation of Aimco and Aimco Stockholders — Taxation of REITs in General — Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would they affect the character of any distributions that are actually made by a REIT, which are generally subject to tax in the hands of stockholders to the extent that the REIT has current or accumulated earnings and profits.

          Dispositions of Aimco Stock. A stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of stock in an amount equal to the difference between the sum of the fair market value of any property and cash received in such disposition, and the stockholder’s adjusted tax basis in the stock at the time of the disposition. In general, a stockholder’s tax basis will equal the stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the stockholder (as discussed above), less tax deemed paid on such net capital gains, and reduced by returns of capital. In general, capital gains recognized by individuals upon the sale or disposition of shares of Aimco stock will be subject to a maximum Federal income tax rate of 15% (through 2010) if the Aimco stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if the Aimco stock is held for 12 months or less. Gains recognized by stockholders that are corporations are subject to Federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of Aimco stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of Aimco stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from Aimco that are required to be treated by the stockholder as long-term capital gain.
          A redemption of Aimco stock (including preferred stock or equity stock) will be treated under Section 302 of the Code as a dividend subject to tax at ordinary income tax rates (to the extent of Aimco’s current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale or exchange of the stock. The redemption will satisfy such test if it (i) is “substantially disproportionate” with respect to the holder (which will not be the case if only the stock is redeemed, since it generally does not have voting rights), (ii) results in a “complete termination” of the holder’s stock interest in Aimco, or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular holder of the stock will depend upon the facts and circumstances as of the time the determination is made, prospective investors are advised to consult their own tax advisors to determine such tax treatment. If a redemption of the stock is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the stockholders. The stockholder’s adjusted tax basis in such redeemed stock would be transferred to the holder’s remaining stockholdings in Aimco. If, however, the stockholder has no remaining stockholdings in Aimco, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.
          If an investor recognizes a loss upon a subsequent disposition of stock or other securities of Aimco in an amount that exceeds a prescribed threshold, it is possible that the provisions of Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these Regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, the Code imposes penalties for failure to comply with these requirements. Prospective investors should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of stock or securities of Aimco, or transactions that might be undertaken directly or indirectly by Aimco. Moreover, prospective investors should be aware that Aimco and other participants in the transactions involving Aimco (including their advisors) might be subject to disclosure or other requirements pursuant to these Regulations.
Taxation of Foreign Stockholders
          The following is a summary of certain anticipated U.S. Federal income and estate tax consequences of the ownership and disposition of securities applicable to Non-U.S. Holders of securities. A “Non-U.S. Holder” is generally any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia, (iii) an estate whose income is includable in gross income for U.S. Federal income tax purposes regardless of its source or (iv) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. Federal income and estate taxation.
          Ordinary Dividends. The portion of dividends received by Non-U.S. Holders payable out of Aimco’s earnings and profits which are not attributable to capital gains of Aimco and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty and the Non-U.S. Holder provides appropriate documentation regarding its eligibility for treaty benefits). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of securities. In cases where the dividend income from a Non-U.S. Holder’s investment in securities is, or is treated as, effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends, such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder, and the income may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a corporation.
          Non-Dividend Distributions. Unless Aimco stock constitutes a United States real property interest (a “USRPI”) within the meaning of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), distributions by Aimco which are not dividends out of the earnings and profits of Aimco will not be subject to U.S. income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of current and accumulated earnings and profits of Aimco. If Aimco stock constitutes a USRPI, distributions by Aimco in excess of the sum of its earnings and profits plus the stockholder’s basis in its Aimco stock will be taxed under the FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of Aimco’s earnings and profits.
          Capital Gain Dividends. Under FIRPTA, a distribution made by Aimco to a Non-U.S. Holder, to the extent attributable to gains from dispositions of USRPIs held by Aimco directly or through pass-through subsidiaries (“USRPI Capital Gains”), will, except as described below, be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether the distribution is designated as a capital gain dividend. In addition, Aimco will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a Non-U.S. Holder that is a corporation. A distribution is not a USRPI capital gain if Aimco held the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder from a REIT that are attributable to dispositions by that REIT of assets other then USRPIs are generally not subject to U.S. income or withholding tax.
          A capital gain dividend by Aimco that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, will generally not be treated as income that is effectively connected with a U.S. trade or business, and will instead be treated the same as an ordinary dividend from Aimco (see “— Taxation of Foreign Stockholders — Ordinary Dividends”), provided that (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the one year period ending on the date on which the capital gain dividend is received.
          Dispositions of Aimco Stock. Unless Aimco stock constitutes a USRPI, a sale of the stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The stock will be treated as a USRPI if 50% or more of Aimco’s assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. Even if the foregoing test is met, Aimco stock nonetheless will not constitute a USRPI if Aimco is a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders. Aimco believes that it is, and it expects to continue to be, a domestically controlled qualified investment entity. If

Aimco is, and continues to be, a domestically controlled qualified investment entity, the sale of Aimco stock should not be subject to taxation under FIRPTA. Because most classes of stock of Aimco are publicly traded, however, no assurance can be given that Aimco is or will continue to be a domestically controlled qualified investment entity.
          Even if Aimco does not constitute a domestically controlled qualified investment entity, a Non-U.S. Holder’s sale of stock generally nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI provided that:
•	the stock is of a class that is “regularly traded” (as defined by applicable Regulations) on an established securities market (e.g., the NYSE, on which Aimco stock is listed), and

•	the selling Non-U.S. Holder held 5% or less of such class of Aimco’s outstanding stock at all times during a specified testing period.
          If gain on the sale of stock of Aimco were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.
          Gain from the sale of Aimco stock that would not otherwise be subject to taxation under FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases. First, if the Non-U.S. Holder’s investment in the Aimco stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. stockholder with respect to such gain. Second, if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if Aimco is a domestically controlled qualified investment entity, upon disposition of Aimco stock (subject to the 5% exception applicable to ‘‘regularly traded’’ stock described above under ‘‘—Taxation of Foreign Stockholders—Capital Gain Dividends’’), a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.
Estate Tax
          Aimco stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual’s estate may be subject to U.S. federal estate tax on the property includible in the estate for U.S. federal estate tax purposes.
Taxation of Tax-Exempt Stockholders
          Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from Federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held its Aimco stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) the Aimco stock is not otherwise used in an unrelated trade or business, Aimco believe that distributions from Aimco and income from the sale of the Aimco stock should not give rise to UBTI to a tax-exempt stockholder.
          Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17) and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from Aimco as UBTI.

          In addition, in certain circumstances, a pension trust that owns more than 10% of Aimco’s stock could be required to treat a percentage of the dividends from Aimco as UBTI (the “UBTI Percentage”). The UBTI Percentage is the gross income derived by Aimco from an unrelated trade or business (determined as if Aimco were a pension trust) divided by the gross income of Aimco for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of Aimco’s stock only if:
•	the UBTI Percentage is at least 5%,

•	Aimco qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of Aimco in proportion to their actuarial interest in the pension trust, and

•	either (A) one pension trust owns more than 25% of the value of Aimco’s stock or (B) a group of pension trusts each individually holding more than 10% of the value of Aimco’s stock collectively owns more than 50% of the value of Aimco’s stock.
          The restrictions on ownership and transfer of Aimco’s stock should prevent an Exempt Organization from owning more than 10% of the value of Aimco’s stock.
OTHER TAX CONSEQUENCES
Legislative or Other Actions Affecting REITs
          The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, or in what form, the proposal described above (or any other proposals affecting REITs or their stockholders) will be enacted. Changes to the Federal laws and interpretations thereof could adversely affect an investment in Aimco or the Aimco Operating Partnership.
State, Local And Foreign Taxes
          The Aimco Operating Partnership and its partners and Aimco and its stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. It should be noted that the Aimco Operating Partnership owns properties located in a number of states and local jurisdictions, and the Aimco Operating Partnership may be required to file income tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of the Aimco Operating Partnership and its partners and Aimco and its stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the application and effect of state, local and foreign tax laws on an investment in the Aimco Operating Partnership or Aimco.
          State, Local And Foreign Taxes. The Aimco Operating Partnership, OP Unitholders, Aimco and Aimco stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. It should be noted that the Aimco Operating Partnership owns properties located in a number of states and local jurisdictions, and the Aimco Operating Partnership and OP Unitholders may be required to file income tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of the Aimco Operating Partnership and OP Unitholders and of Aimco and its stockholders may not conform to the United States Federal income tax consequences discussed above. Consequently, prospective investors are urged to consult their tax advisors regarding the application and effect of state, local foreign tax laws on an investment in the Aimco Operating Partnership or Aimco.

WHERE YOU CAN FIND MORE INFORMATION
          You may obtain from the SEC, through the SEC’s website or at the SEC offices mentioned in the following paragraph, a copy of the registration statement, including exhibits, that we have filed with the SEC to register the securities offered under this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement on Form S-3. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.
          We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and on our corporate website at http://www.aimco.com. Information on our website does not constitute part of this prospectus. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available at the office of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.
          We “incorporate by reference” into this prospectus documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.
          We incorporate by reference into this prospectus the documents listed below and any filings that Apartment Investment and Management Company makes with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” after the initial filing of the registration statement that contains this prospectus and prior to the completion of the offering of all the securities covered by the registration statement (other than, in each case, documents or information deemed to have been furnished and not “filed” in accordance with SEC rules):
•	Apartment Investment and Management Company’s Annual Report on Form 10-K for the year ended December 31, 2007;

•	Apartment Investment and Management Company’s Proxy Statement for the 2008 Annual Meeting of Stockholders of Aimco;

•	Apartment Investment and Management Company’s Current Reports on Form 8-K, dated December 27, 2007 (filed January 2, 2008); December 31, 2007 (filed January 7, 2008); January 30, 2008 (filed January 31, 2008); March 27, 2008 (filed March 28, 2008); and March 28, 2008 (filed April 1, 2008); and

•	the description of Apartment Investment and Management Company’s capital stock contained in its Registration Statement on Form 8-A (File No. 1-13232) filed July 19, 1994, including any amendment or reports filed for the purpose of updating such description.
          You may request a copy of these filings or any future filings that are incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address and telephone number:
Corporate Secretary
Apartment Investment and Management Company
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado 80237
(303) 757-8101

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement filed by us with the SEC. We have not authorized anyone else to provide you with additional or different information. The selling stockholders named herein are not making an offer of securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than its date.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
          This prospectus, any prospectus supplement and the documents incorporated by reference herein may contain statements, estimates or projections that constitute “forward-looking statements,” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements. These may include statements regarding the effect of acquisitions and redevelopments, our future financial performance, including our ability to maintain current or meet projected occupancy, rent levels and same store results, and the effect of government regulations. Actual results may differ materially from those described in the forward-looking statements and, in addition, will be affected by a variety of risks and factors that are beyond our control including, without limitation: natural disasters such as hurricanes; national and local economic conditions; the general level of interest rates; energy costs; the terms of governmental regulations that affect us and interpretations of those regulations; the competitive environment in which we operate; financing risks, including the risk that our cash flows from operations may be insufficient to meet required payments of principal and interest; real estate risks, including fluctuations in real estate values and the general economic climate in local markets and competition for residents in such markets; insurance risks; acquisition and development risks, including failure of such acquisitions to perform in accordance with projections; the timing of acquisitions and dispositions; litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by us. In addition, our current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on our ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership. Readers should carefully review our financial statements and the notes thereto, as well as the section entitled “Risk Factors” described in Item 1A of the Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed by Apartment Investment and Management Company, and the other documents we file from time to time with the SEC, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
LEGAL MATTERS
          Certain tax matters will be passed upon for Aimco by Skadden, Arps, Slate, Meagher & Flom LLP. The validity of the Class A Common Stock offered hereby will be passed upon for Aimco by DLA Piper US LLP, Baltimore, Maryland.
EXPERTS
     The consolidated financial statements of Aimco appearing in Aimco’s Annual Report on Form 10-K for the year ended December 31, 2007 (including the schedule appearing therein), and the effectiveness of Aimco’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the reports of Ernst and Young LLP pertaining to such consolidated financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distributions.
          The estimated expenses, other than underwriting discounts and commissions, in connection with the offering of the Class A Common Stock, are as follows:

SEC Registration Fee	$2,648
Printing and Engraving Expenses	$10,000
Legal Fees and Expenses (other than Blue Sky)	$30,000
Accounting Fees and Expenses	$7,500
Blue Sky Fees and Expenses (including fees of counsel)	$0
Trustee’s and Transfer Agent’s fees and expenses	$0
Miscellaneous	$0
TOTAL	$50,148
Item 15. Indemnification of Directors and Officers.
          Aimco’s charter limits the liability of Aimco’s directors and officers to Aimco and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of Aimco or its stockholders to obtain other relief, such as an injunction or rescission.
          Aimco’s charter and bylaws require Aimco to indemnify its directors and officers and permits Aimco to indemnify certain other parties to the fullest extent permitted from time to time by Maryland law. Maryland law permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer, whether or not involving action in the director’s or officer’s official capacity, in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.
          Aimco has entered into agreements with certain of its officers, pursuant to which Aimco has agreed to indemnify such officers to the fullest extent permitted by applicable law.
The Aimco Operating Partnership
     The agreement of limited partnership of the Aimco Operating Partnership also provides for indemnification of Aimco, or any director or officer of Aimco, in its capacity as the previous general partner of the Aimco Operating Partnership, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees), fines, settlements and other amounts incurred in connection with any actions relating to the operations of the Aimco Operating Partnership.

Other
          Section 10.6 of Apartment Investment and Management Company 2007 Stock Award And Incentive Plan specifically provides that, to the fullest extent permitted by law, each of the members of the Board of Directors of Aimco, the Compensation Committee of the Board of Directors and each of the directors, officers and employees of Aimco, any Aimco subsidiary, the Aimco Operating Partnership and any subsidiary of the Aimco Operating Partnership shall be held harmless and indemnified by Aimco for any liability, loss (including amounts paid in settlement), damages or expenses (including reasonable attorneys’ fees) suffered by virtue of any determinations, acts or failures to act, or alleged acts or failures to act, in connection with the administration of the 2007 Plan, so long as such person is not determined by a final adjudication to be guilty of willful misconduct with respect to such determination, action or failure to act.
Item 16. Exhibits.

4.1	Specimen certificate for Class A Common Stock of Apartment Investment and Management Company (Exhibit 4.10 to Apartment Investment and Management Company’s Registration Statement on Form S-3 (No. 333-113977) filed on March 26, 2004 is incorporated herein by reference).

5.1	Opinion of DLA Piper US LLP regarding the validity of the securities of Apartment Investment and Management Company offered hereby.

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.

23.1	Consent of Ernst & Young LLP dated April 16, 2008.

23.2	Consent of DLA Piper US LLP (included in opinion filed as Exhibit 5.1).

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in opinion filed as Exhibit 8.1).

24.1	Power of Attorney for Apartment Investment and Management Company (included on the signature page of this Registration Statement).
Item 17. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
          (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
          (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on April 18, 2008.

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
By:	/s/ Terry Considine
	Name:	Terry Considine
	Title:	Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below authorizes Terry Considine and Thomas M. Herzog, and each of them, each of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and reconstitution, for him and in his name, place and stead, in any and all capacities to execute in the name of each such person who is then an officer or director of Apartment Investment and Management Company, and to file any amendments (including post effective amendments) to this registration statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney’s-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Terry Considine Terry Considine	Chairman of the Board, Chief Executive Officer and President	April 18, 2008

/s/ Thomas M. Herzog Thomas M. Herzog	Executive Vice President and Chief Financial Officer	April 18, 2008

/s/ Scott W. Fordham Scott W. Fordham	Senior Vice President and Chief Accounting Officer	April 18, 2008

/s/ James N. Bailey James N. Bailey	Director	April 18, 2008

/s/ Richard S. Ellwood Richard S. Ellwood	Director	April 18, 2008

/s/ Thomas L. Keltner Thomas L. Keltner	Director	April 18, 2008

/s/ J. Landis Martin J. Landis Martin	Director	April 18, 2008

/s/ Robert A. Miller Robert A. Miller	Director	April 18, 2008

Signature	Title	Date

/s/ Thomas L. Rhodes Thomas L. Rhodes	Director	April 18, 2008

/s/ Michael A. Stein Michael A. Stein	Director	April 18, 2008

EXHIBIT INDEX

4.1	Specimen certificate for Class A Common Stock of Apartment Investment and Management Company (Exhibit 4.10 to Apartment Investment and Management Company’s Registration Statement on Form S-3 (No. 333-113977) filed on March 26, 2004 is incorporated herein by reference).

5.1	Opinion of DLA Piper US LLP regarding the validity of the securities of Apartment Investment and Management Company offered hereby.

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.

23.1	Consent of Ernst & Young LLP dated April 16, 2008.

23.2	Consent of DLA Piper US LLP (included in opinion filed as Exhibit 5.1).

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in opinion filed as Exhibit 8.1).

24.1	Power of Attorney for Apartment Investment and Management Company (included on the signature page of this Registration Statement).